Form 10-K405, Exhibit 13
period 1998-12-31
MEDAR INC
filed 1999-03-31
CIK 719152

                                                                     EXHIBIT 13



                            Annual Report on Form 10K


                       ITEM 14(a)(1) and (2), (c) and (d)


         List of Financial Statements and Financial Statement Schedules


                                Certain Exhibits


                          Financial Statement Schedules


                          Year Ended December 31, 1998


                                   MEDAR, INC.


                              Farmington Hills, MI

                        Form 10-K - ITEM 14(a)(1) and (2)
                          Medar, Inc. and Subsidiaries

LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES


     (a)(1) The following consolidated financial statements of Medar, Inc. and subsidiaries are included in ITEM 8:

               Report of Independent Auditors
               Consolidated Balance Sheets-December 31, 1998 and 1997 Consolidated Statements of Operations-Years ended December 31, 1998, 1997 and 1996
               Consolidated Statements of Stockholders'
               Equity-Years ended December 31, 1998, 1997, and 1996 Consolidated Statements of Cash Flows-Years ended December 31, 1998, 1997 and 1996
               Notes to Consolidated Financial Statements-December 31, 1998

     (2) The following Consolidated Financial Statement schedule of Medar, Inc. and subsidiaries is submitted herewith:

               Schedule II      Valuation and qualifying accounts

               All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                         Report of Independent Auditors

BOARD OF DIRECTORS AND STOCKHOLDERS
MEDAR, INC.

         We have audited the consolidated balance sheets of Medar, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits included the financial statement schedule listed in the index at ITEM 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medar, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information contained therein.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note D, as a result of recurring operating losses the Company has violated the provisions of certain of its loan agreements with regard to levels of tangible net worth. Consequently the revolver and term notes with the Bank, all mature in June 1999. The Company is currently exploring alternatives for financing its operations should the Bank elect not to extend the agreement. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are more fully described in Note D. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                               /S/ Ernst & Young LLP



Detroit, Michigan
February 23, 1999, except for Note D
as to which the date is March 31, 1999

CONSOLIDATED BALANCE SHEETS
MEDAR, INC. AND SUBSIDIARIES



--------------------------------------------------------------------------------------------------------------------
                                                                                               DECEMBER 31
--------------------------------------------------------------------------------------------------------------------
                                                                                            1998           1997
--------------------------------------------------------------------------------------------------------------------
                                                                                             (IN THOUSANDS)
ASSETS
CURRENT ASSETS
         Cash                                                                         $         566      $      831
         Accounts receivable, less allowance of $400,000                                     10,901          10,682
         Inventories                                                                          9,749          14,227
         Costs and estimated earnings in excess of billings on incomplete contracts           1,495           2,568
         Other current assets                                                                   683             881
-----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                         23,394          29,189
PROPERTY AND EQUIPMENT
         Land and improvements                                                                  377             377
         Building and building improvements                                                   6,317           6,317
         Production and engineering equipment                                                 4,217           3,791
         Furniture and fixtures                                                               1,022           1,022
         Vehicles                                                                               365             875
         Computer equipment                                                                   5,675           5,241
-----------------------------------------------------------------------------------------------------------------------
                                                                                             17,973          17,623
         Less accumulated depreciation                                                        9,485           8,021
-----------------------------------------------------------------------------------------------------------------------
                                                                                              8,488           9,602
OTHER ASSETS
         Capitalized computer software development costs, less accumulated
         amortization                                                                         5,349          10,796
         Patents, less accumulated amortization                                               1,890           2,127
         Other                                                                                  692             892
-----------------------------------------------------------------------------------------------------------------------
                                                                                              7,931          13,815
-----------------------------------------------------------------------------------------------------------------------
                                                                                      $      39,813      $   52,606
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
         Accounts payable                                                             $       5,559      $    4,472
         Employee compensation                                                                  889           1,110
         Accrued and other liabilities                                                          827             714
         Current maturities of long-term debt                                                13,478          19,415
-----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                    20,753          25,711

LONG-TERM DEBT, less current maturities                                                       8,199           4,892

STOCKHOLDERS' EQUITY
          Common stock, without par value, stated value $.20 per share;
          15,000,000 shares authorized; 9,024,901 shares issued and outstanding               1,805           1,805
         Additional paid-in capital                                                          31,187          31,187
         Retained-earnings deficit                                                         (21,628)        (10,444)
         Notes receivable from officers                                                       (580)           (552)
         Accumulated translation adjustment                                                      77               7
-----------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                   10,861          22,003
-----------------------------------------------------------------------------------------------------------------------
                                                                                      $      39,813      $   52,606
=======================================================================================================================

See accompanying notes

CONSOLIDATED STATEMENTS OF OPERATIONS
MEDAR, INC. AND SUBSIDIARIES

                                                                         YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------------
                                                             1998                 1997                 1996
--------------------------------------------------------------------------------------------------------------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------
NET REVENUES                                           $      34,813        $       40,524       $       41,471
Direct costs of sales                                         25,742                29,077               30,788
--------------------------------------------------------------------------------------------------------------------
                                                               9,071                11,447               10,683
Other costs and expenses:
         Marketing                                             4,096                 4,161                4,510
         General and administrative                            2,988                 2,700                3,203
         Engineering and development:
             Expenditures                                      7,400                 9,271                9,749
             Allocated to capitalized software and
               direct cost of sales                           (2,256)               (6,868)              (6,197)
--------------------------------------------------------------------------------------------------------------------
             Net Expense                                       5,144                 2,403                3,552
         Product restructuring and other charges               5,571
--------------------------------------------------------------------------------------------------------------------
                                                              17,799                 9,264               11,265
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) from operations                              (8,728)                 2,183                (582)
Interest                                                       2,456                 2,289                1,473
--------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                    (11,184)                 (106)              (2,055)
Provision (credit) for income taxes                                -                    38                 (76)
--------------------------------------------------------------------------------------------------------------------
NET LOSS                                               $    (11,184)        $        (144)       $      (1,979)
====================================================================================================================

Basic and diluted loss per share                       $      (1.24)        $        (.02)       $        (.22)
====================================================================================================================

See accompanying notes

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
MEDAR, INC. AND SUBSIDIARIES

                                                    ADDITIONAL     RETAINED                ACCUMULATED
                                     COMMON STOCK    PAID-IN       EARNINGS     OFFICER    TRANSLATION        TOTAL
                                                     CAPITAL      (DEFICIT)      NOTES      ADJUSTMENT
-------------------------------------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1996          $   1,742    $    29,438      $ (8,321)     $(331)        $(92)    $      22,436
   Net loss for the year                                             (1,979)                                   (1,979)
   Translation adjustments                                                                       156               156
                                                                                                             ------------
      Comprehensive loss                                                                                       (1,823)
                                                                                                             ------------
   Exercise of options to purchase
      140,812 shares                        29            329                                                      358
   Loans to Officers                                                              (152)                          (152)
-------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996            1,771         29,767       (10,300)      (483)           64            20,819
   Net loss for the year                                               (144)                                     (144)
   Translation adjustments                                                                      (57)              (57)
                                                                                                             ------------
      Comprehensive loss                                                                                         (201)
                                                                                                             ------------
   Issuance of 150,000 shares               30            720                                                      750
   Exercise of options to purchase           4             98                                                      102
      22,500 shares
   Issuance of stock warrants                             602                                                      602
   Loans to Officers                                                               (69)                           (69)
-------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997            1,805         31,187       (10,444)      (552)            7            22,003
   Net loss for the year                                            (11,184)                                  (11,184)
   Translation adjustments                                                                        70                70
                                                                                                             ------------
      Comprehensive loss                                                                                      (11,114)
                                                                                                             ------------
   Loans to Officers                                                               (28)                           (28)
=========================================================================================================================
BALANCES AT DECEMBER 31, 1998        $   1,805    $    31,187       $(21,628)     $(580)        $  77    $      10,861
=========================================================================================================================

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
MEDAR, INC. AND SUBSIDIARIES

                                                                          YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------------
                                                                    1998           1997            1996
-------------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                       $  (11,184)    $      (144)      $  (1,979)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization                                    4,051           5,279          4,529
    Restructuring Charges                                            5,571               -              -
    Credit for deferred income taxes                                     -               -           (76)
    (Increase) decrease in net accounts receivable                   (219)         (1,267)          (797)
    (Increase) decrease in inventories                               4,478           1,764        (2,824)
    (Increase) decrease in costs and estimated earnings
        in excess of billings on incomplete contracts                1,073           (727)        (1,160)
    (Increase) decrease in other assets                              (112)         (1,053)           310
    Increase (decrease) in accounts payable and accrued
        expenses                                                       979         (1,031)          1,884
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            4,637           2,821          (113)

INVESTING ACTIVITIES
Increase in property and equipment                                   (691)           (879)        (2,283)
Investment in capitalized software                                 (1,651)         (5,383)        (4,669)
-------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                              (2,342)         (6,262)        (6,952)

FINANCING ACTIVITIES
Repayments of revolving line of credit and other
   obligations                                                    (24,696)        (34,740)       (20,154)
Proceeds from draws on revolving line of credit                     22,066          37,400         25,364
Proceeds from exercise of stock options                                  -             102            358
Proceeds from sale of common stock                                       -             750
Proceeds from issuance of stock warrants                                 -             602
-------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                          (2,630)           4,114          5,568
-------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes                                         70            (57)            156
-------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                          (265)             616        (1,341)
Cash at beginning of  year                                             831             215          1,556
-------------------------------------------------------------------------------------------------------------
Cash at end of year                                            $       566    $        831      $      215
=============================================================================================================

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MEDAR, INC. AND SUBSIDIARIES


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its two 100% owned subsidiaries: Integral Vision LTD., United Kingdom; and Medar Canada Ltd., Canada. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TRANSLATION OF FOREIGN CURRENCIES

         The financial statements of Integral Vision LTD. and Medar Canada Ltd. are translated into United States dollar equivalents at exchange rates as follows: balance sheet accounts at year-end rates; income statement accounts at average exchange rates for the year.
         Transaction gains and losses are reflected in net earnings and are not significant.

ACCOUNTS RECEIVABLE

         Trade accounts receivable primarily represent amounts due from equipment and automobile manufacturers located in North America for welding control products and from equipment manufacturers and end users in North America, Asia and Europe for Machine vision products.

         Customers which accounted for 10% or more of the Company's resistance welding controls revenues in any of the three years ended December 31, 1998 and the respective sales in each year are:

                                                     1998             1997            1996
  -----------------------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
  -----------------------------------------------------------------------------------------------
DaimlerChrysler AG                             $      6,132      $    4,607      $       6,009
General Motors Corporation                     $      5,180      $    5,778      $       7,730
================================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - CON'T

INVENTORIES

         Inventories are stated at the lower of first-in, first-out cost or market, and at December 31 consisted of the following (net of obsolescence reserve of $300,000 in 1998 and $210,000 in 1997):


                                                  1998              1997
--------------------------------------------------------------------------
                                                        (IN THOUSANDS)
--------------------------------------------------------------------------
Raw materials                                 $  5,244    $       6,076
Work in process                                  1,818            1,654
Finished goods                                   2,687            6,497
--------------------------------------------------------------------------
                                              $  9,749    $      14,227
==========================================================================

PROPERTY AND EQUIPMENT

         Property and equipment is stated on the basis of cost. Equipment capitalized under lease agreements and the related accumulated amortization is included in property and equipment. Expenditures for normal repairs and maintenance are charged to operations as incurred.

         Depreciation, including amortization of assets recorded under capital lease obligations, is computed by the straight-line method based on the estimated useful lives of the assets (buildings-40 years, other property and equipment-3 to 10 years).

CAPITALIZED COMPUTER SOFTWARE DEVELOPMENT COSTS

         Computer software development costs are capitalized after the establishment of technological feasibility of the related technology. These costs are amortized following general release of products based on current and estimated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product (not to exceed 5 years). Management continually reviews the net realizable value of capitalized software costs. At the time that a determination is made that capitalized software amounts exceed the estimated net realizable value of amounts capitalized, any amounts in excess of the estimated realizable amounts are written off. (See Note B.)

         Amortization of the capitalized costs amounted to $1,827,000, $3,590,000, and $2,522,000 in 1998, 1997 and 1996, respectively. Total accumulated amortization at December 31, 1998 and 1997, was $4,249,000 and $13,483,000, respectively.

PATENTS

         Patents are stated at cost less accumulated amortization of $1,467,000 and $1,048,000 at December 31, 1998 and 1997, respectively. Amortization of the patents amounted to $419,000, $388,000 and $317,000 in 1998, 1997, and 1996, respectively. These costs are amortized on a straight-line basis over the estimated useful lives of the assets.

NOTE A - SIGNIFICANT ACCOUNTING POLICIES - CON'T

REVENUE RECOGNITION

         Revenues are recorded at the time services are performed or when products are shipped, except for long-term contracts. Revenues on long-term contracts are recognized using the percentage of completion method. The effects of changes to estimated total contract costs are recognized in the year determined and losses, if any, are fully recognized when identified. Costs and estimated earnings recognized in excess of amounts billed are classified under current assets as costs and estimated earnings in excess of billings on incomplete contracts. Long-term contracts include a relatively high percentage of engineering costs and are generally less than one year in duration.

INCOME TAXES

         Deferred income taxes are provided when necessary to recognize the effect of temporary differences between financial and income tax accounting related principally to contract revenues, depreciation and capitalized computer software development costs.

RECLASSIFICATIONS

         Certain amounts have been reclassified in prior years' presentations to conform to the current year's presentation.

NOTE B - RESTRUCTURING OF OPERATIONS

         Early in the second quarter of 1998, Management completed an evaluation of competitive conditions and product offerings in the vision and welding divisions. A charge of $6,973,000 was recorded as of March 31, 1998 to give effect to the impairment of assets identified in this review. The charge consisted of $5,268,000 related to capitalized software development costs, $1,402,000 related to inventory (included in direct costs of sales) and $303,000 of other accruals.

NOTE C - COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON INCOMPLETE
         CONTRACTS

         Costs and estimated earnings in excess of billings on incomplete contracts at December 31 are summarized as follows:

                                                      1998                1997
----------------------------------------------------------------------------------
                                                           (IN THOUSANDS)
----------------------------------------------------------------------------------
Contract costs to date                     $         4,766     $         3,499
Estimated contract earnings                          3,363               3,377
----------------------------------------------------------------------------------
                                                     8,129               6,876
Less billings to date                                6,634               4,308
----------------------------------------------------------------------------------
Costs and estimated earnings in excess
of billings on incomplete contracts        $         1,495     $         2,568
==================================================================================

         The Company anticipates that substantially all of the costs incurred on long-term contracts at December 31, 1998, will be billed and collected in 1999.

NOTE D - LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

         Long-term debt at December 31 consists of the following:

                                                                         1998               1997
--------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
Revolving note payable to bank                                      $      10,000     $      12,258
Term notes payable to bank                                                  3,214             3,660
Subordinated debentures, 12.95%
     (Net of $417,000 ($510,000 in 1997) unaccreted value
     assigned to related warrants)                                          6,583             6,490
Patent license payable                                                      1,554             1,715
Other                                                                         326               184
-------------------------------------------------------------------------------------------------------
                                                                           21,677            24,307
Less current maturities                                                    13,478            19,415
-------------------------------------------------------------------------------------------------------
                                                                    $       8,199     $       4,892
=======================================================================================================

         The revolving note payable to bank had an original due date of August 31, 1999, and currently provides for advances up to $10,000,000 based upon levels of eligible accounts receivable and inventory. At December 31, 1998, the line was fully drawn and interest was at the Bank's prime rate plus 1%. For various periods during the year, the Company was not in compliance with certain of the covenants of the agreement associated with the note payable. Under a new agreement entered into late in the year, the Bank and Company agreed to continue the loan on a basis similar to the operating basis followed under the original agreement. The principal change from the former agreement is that the new agreement expires on March 5, 1999. As of March 4, 1999, the Bank and the Company agreed to extend the expiring new agreement to June 7, 1999, under substantially similar terms as the expiring agreement. Substantially all Company assets not previously pledged under term notes (see below), have been pledged as collateral for this indebtedness.

NOTE D - LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS - CON'T

         The term notes to bank are covered under the new agreement with the Bank as to expiration date, and therefore are all due June 7, 1999. The term notes are described as follows:

         - $62,500 quarterly plus interest at the Bank's prime rate, plus 1%, collateralized by a first mortgage on the Company's Grand River facility;

         - $14,111 monthly, plus interest at 8.7%, collateralized by a first mortgage on the Company's Crestview facility;

         -    $2,189 monthly, plus interest at the Bank's prime rate, plus 1%

         The subordinated debentures mature $700,000 on each June 30 in the years 2000 to 2004, with the balance due June 30, 2005. Interest on the debentures is payable quarterly at 12.95% per annum. At the time the debentures were issued, the debenture holders were granted warrants for the purchase 1,400,000 shares of the Company's common stock at $6.86. At December 31, 1997 and throughout 1998, the Company was not in compliance with certain of the covenants of the debenture agreement and the Company was unsuccessful in 1998 in obtaining waivers of the covenant violations. As a result, at December 31, 1997 and throughout 1998 the debentures were classified as a current liability. Under an agreement reached in March of 1999, the debenture holders agreed to adjust the loan covenants and make other changes in the agreement in exchange for an agreement by the Company to allow for repricing of the related warrants based on the occurance of certain future events. In light of the agreement reached with the debenture holders, management now believes that it can comply with the requirements of the new agreement going forward and on this basis has classified the debentures as a noncurrent liability at December 31, 1998.

         During the first quarter of 1998, management reduced the Company's breakeven point though cost reductions and continues to challenge operating costs and other expenditures. Additionally, management is currently exploring alternatives for financing its operations. These options include locating and appointing a new senior lending institution. Management believes that these efforts will allow the Company to meet its obligations as they come due over the next year.

         The patent license payable relates to future payments to a corporation for use of certain patents. The payments are due in seven remaining installments and have been discounted at 8%.

         The fair values of these financial instruments approximates their carrying amounts at December 31, 1998. The Company paid interest on its debt instruments of $2,274,000, $2,039,000, and $1,646,000 in 1998,
         1997 and 1996, respectively.

         Maturities of long-term debt are $946,000 in 2000; $970,000 in 2001; $998,000 in 2002; $968,000 in 2003; $4,317,000 thereafter.

 NOTE E - INCOME TAXES

         The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes." The Company continually reviews realizability of deferred tax assets and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

         As of December 31, 1998, the Company has cumulative net operating loss carryforwards approximating $28,100,000 (expiring: $4,502,000 in 2007, $7,955,000 in 2010, $3,889,000 in 2011, $6,404,000 in 2012, and
         $5,350,000 in 2018) for tax purposes available to reduce taxable income of future periods and unused investment and research and development tax credits approximating $983,000 which expire through 2013. For financial reporting purposes, the net operating losses have been offset against net deferred tax liabilities based upon their expected amortization during the loss carryforward period. The remaining valuation allowance is necessary due to the uncertainty of future income estimates. The valuation allowance increased $3,883,000 in 1998 and decreased $55,000 in 1997 and increased $448,000 in 1996.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                      1998            1997
-------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
-------------------------------------------------------------------------------------------------
Deferred tax liabilities:
         Deductible software development costs, net of
         amortization                                             $      1,808    $      3,609
         Tax over book depreciation                                        498             275
         Percentage of completion                                          508             873
-------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                           2,814           4,757

Deferred tax assets:
         Net operating loss carryforwards                                9,489           7,592
         Credit carryforwards                                            1,097           1,061
         Reserve for warranty                                               61              68
         Other                                                             339             325
-------------------------------------------------------------------------------------------------
Total deferred tax assets                                               10,986           9,046
Valuation allowance for deferred tax assets                              8,172           4,289
-------------------------------------------------------------------------------------------------
Net deferred tax assets                                                  2,814           4,757
-------------------------------------------------------------------------------------------------
Net deferred tax                                                  $          0    $          0
=================================================================================================

NOTE E - INCOME TAXES - CON'T

         Income tax expense of $38,000 for 1997 and income tax credits of $(76,000) for 1996 represent income taxes paid (refunded) on foreign income.

         The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                                                         1998           1997            1996
        ----------------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
        ----------------------------------------------------------------------------------------
        Tax credit at U.S. statutory rates       $    (3,802)    $        (36)   $      (699)
        Change in valuation allowance                  3,883              (55)           488
        Nondeductible expenses                            38               43             73
        Other                                          (119)               86             62
        ========================================================================================
                                                 $         0     $         38    $       (76)
        ========================================================================================

         There were no income tax payments in 1998, 1997 or 1996.

NOTE F - EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:

                                                         1998              1997               1996
----------------------------------------------------------------------------------------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
NUMERATOR:
Net loss for basic and diluted earnings
per share:
*there was no effect of dilutive
securities see below                           $     (11,184)    $         (144)    $       (1,979)


DENOMINATOR:
Weighted-average shares outstanding for
basic and diluted                                      9,025              8,897              8,820
====================================================================================================
*there was no effect of dilutive
securities see below

Basic and diluted loss per share               $       (1.24)    $        (0.02)    $        (0.22)
====================================================================================================

         Warrants and options outstanding were not included in the computation of diluted earnings per share because the inclusion of these options would have an antidilutive effect. For additional disclosures regarding stock options and warrants see Note H.

NOTE G - EMPLOYEE SAVINGS PLAN

         The Company has an Employee Savings Plan covering substantially all United States' employees. The Company contributes $.20 to the Plan for every dollar contributed by the employees up to 6% of their compensation. The Plan also provides for discretionary contributions by the Company as determined annually by the Board of Directors. Company contributions charged to operations under the Plan were $80,000, $66,000, and $89,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE H - STOCK OPTIONS AND WARRANTS

         A summary of the status of the Option Plan is as follows:

                                                    NON-QUALIFIED
                                  QUALIFIED ISO      STOCK OPTION
                                       PLAN              PLAN           1995 PLAN
-------------------------------------------------------------------------------------
                                                  (IN THOUSANDS)
-------------------------------------------------------------------------------------
Options outstanding                     195                 16              386
Options exercisable                     195                 16              386
Options granted during:
         1998                             0                  0                0
         1997                             0                  0              267
         1996                             0                  0              132
         1995                                                               211
Options available
         For Grant                        0                  0              112
======================================================================================

         Option grants are approved by the Compensation Committee of the Board of Directors. The option price is the market price on the date of the grant, and vesting generally occurs after one year and the expiration occurs after ten years from the date of the grant.

         A summary of option activity under all plans follows:

                                                        1998                         1997                 1996
   -------------------------------------------------------------------------------------------------------------------
                                                               WEIGHTED                    WEIGHTED
                                                               AVERAGE                      AVERAGE
                                                 SHARES     EXERCISE PRICE    SHARES    EXERCISE PRICE     SHARES
   -------------------------------------------------------------------------------------------------------------------
                                                                  (NUMBER OF SHARES IN THOUSANDS)
   -------------------------------------------------------------------------------------------------------------------
  Outstanding at beginning of year                 662      $       5.64        589      $      5.87         788
  Granted                                            0                 0        267             5.20         132
  Exercised                                          0                 0       (23)             4.57       (141)
  Canceled                                        (65)              5.74      (171)             5.88       (190)
  -------------------------------------------------------------------------------------------------------------------
  Outstanding at end of year                       597              5.48        662             5.64         589
       ($1.75  to $9.25 per share)
  ===================================================================================================================
  Exercisable ($1.75 to $9.25 per share)           597      $       5.48        396      $      5.93         464
  ===================================================================================================================

NOTE H - STOCK OPTIONS AND WARRANTS - CON'T

         Additional information regarding the range of exercise prices and weighted average remaining life of options outstanding at December 31, 1998 follows:

                                         WEIGHTED
     RANGE OF            NUMBER           AVERAGE           NUMBER
     EXERCISE         OUTSTANDING        REMAINING       EXERCISABLE
      PRICES                               LIFE
------------------------------------------------------------------------
                          (IN THOUSANDS)
------------------------------------------------------------------------
    $1.75 to 2.50            11              1.0                11
     4.00 to 4.88           345              6.0               345
     5.38 to 5.75            15             8.75                15
     6.00 to 6.25           154              6.0               154
     8.50 to 9.25            72             6.25                72
========================================================================
    $1.75 to 9.25           597              6.5               597
========================================================================

         The Company has elected to follow APB No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because, in management's opinion, the models required to be used by FASB Statement No. 123, "Accounting for Stock-Based Compensation," were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. After adjusting for the proforma effect of stock compensation, the net loss is estimated to be $11,532,000 ($1.28 per share), $470,000 ($.05 per share), and $2,393,000 ($.27 per share) for 1998, 1997 and 1996 respectively. Assumptions used in determining these proforma disclosures were risk free interest rates of 6.00% in 1998 and 1997, and 6.12 % in 1996, no dividend yields, .51 market price volatility, and 6.5-year weighted average life of options. These proforma results reflect only stock options granted in 1995 through 1997 (no options were issued during 1998) and may not be comparable with the results of applying the fair market value methodology to all stock options granted prior to the initial adoption of this statement.

         In connection with the private placement of $7.0 million of debentures in 1997, the company issued warrants for the purchase of 1,400,000 Medar common shares at $6.86 per share. The estimated value of these warrants was recognized as a discount on the debentures and will be accreted and reported as additional interest expense over the life of the debentures.

NOTE I - LEASE COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries use equipment and office space under long-term operating lease agreements requiring rental payments approximating $104,000 in 1999, $83,000 in 2000 and $57,000 per year in
         2001 and 2002. Rent expense charged to operations approximated $107,000, $156,000, and $276,000 in 1998, 1997 and 1996, respectively.

NOTE J - OPERATIONS BY GEOGRAPHIC AREA AND INDUSTRY SEGMENT

         The Company adopted Statement of Financial Accounting Standards ("SAFS") No. 131, Disclosures about Segments of an Enterprise and Related Information, for the year ended December 31, 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of the enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

         Net revenues from unaffiliated customers, earnings (loss) before income taxes, identifiable assets and liabilities, classified by geographic areas in which the Company operates, and net export sales by domestic operations, were as follows:

                                                            YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------
                                                   1998               1997              1996
----------------------------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
----------------------------------------------------------------------------------------------------
Net revenues:
         Unaffiliated customers
                  United States               $       31,290    $        38,865    $        34,366
                  United Kingdom                       2,661                960              2,440
                  Canada                                 862                699              4,665
-----------------------------------------------------------------------------------------------------
                                              $       34,813    $        40,524    $        41,471
=====================================================================================================
Earnings (loss) before income taxes:
         United States                        $      (9,982)    $         2,004    $       (1,616)
         United Kingdom                              (1,232)            (2,232)              (495)
         Canada                                           30                122                 56
-----------------------------------------------------------------------------------------------------
                                              $     (11,184)    $         (106)    $       (2,055)
=====================================================================================================
Identifiable assets:
         United States                        $       42,688    $        50,058    $        44,538
         United Kingdom                                1,608              4,471              4,993
         Canada                                          169                163              1,712
         Eliminations                                (4,652)            (2,086)            (1,450)
-----------------------------------------------------------------------------------------------------
                                              $       39,813    $        52,606    $        49,793
=====================================================================================================
Liabilities:
         United States                        $       28,647    $        30,696    $        26,380
         United Kingdom                                  979              7,045              5,170
         Canada                                           65                 70              1,656
         Eliminations                                  (739)            (7,208)            (4,232)
-----------------------------------------------------------------------------------------------------
                                              $       28,952    $        30,603    $        28,974
=====================================================================================================
Net revenues by geographic area:
         United States*                       $       21,157    $        26,386    $        27,208
         Canada*                                       5,114              6,588              5,568
         Europe                                        3,650              4,237              5,986
         Asia                                          4,768              3,011              2,434
         Other                                           124                302                275
-----------------------------------------------------------------------------------------------------
                                              $       34,813    $        40,524    $        41,471
=====================================================================================================

         * Countries that are considered individually material (more that 10% of net revenues) all others less than 10% are grouped by region.

NOTE J - OPERATIONS BY GEOGRAPHIC AREA AND INDUSTRY SEGMENT - CON'T

         The Company operates principally in two industries, machine vision-based inspection systems and resistance welding controls. Operations in machine vision-based inspection systems involve development, production and sale of equipment used to monitor or control the manufacturing process. These systems are used to supplement human inspection or provide quality assurance when production rates exceed human capability. Operations in resistance welding controls involve development, production, and sale of controls that assure weld quality and provide data about the welding process.

         Operating data by business segment is summarized as follows:

                    DECEMBER 31, 1998 AND THE YEAR THEN ENDED

                                                 VISION-BASED       RESISTANCE WELDING
                                              INSPECTION SYSTEMS         CONTROLS              CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
Net revenues                                    $         9,433      $           25,380      $        34,813
Engineering and development                               3,495                   1,649                5,144
Earnings (loss) from operations                         (10,288)                  1,560               (8,728)
Net interest expense                                                                                   2,456
-----------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                                             (11,184)

Increase in property and equipment                          251                     440                  691
Depreciation                                                834                   1,390                2,224
Capitalized software development costs                    1,283                     368                1,651
Amortization of software development costs                1,420                     407                1,827
Write-off of software development costs                   4,231                   1,037                5,268
Write-off of inventory                                    1,402                       0                1,402
Identifiable assets at December 31, 1998                 18,043                  21,770               39,813
=================================================================================================================

                    DECEMBER 31, 1997 AND THE YEAR THEN ENDED

                                                   VISION-BASED       RESISTANCE WELDING
                                                INSPECTION SYSTEMS         CONTROLS              CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
Net revenues                                   $         15,955      $           24,569      $        40,524
Engineering and development                               1,285                   1,118                2,403
Earnings (loss) from operations                         (1,078)                   3,261                2,183
Net interest expense                                                                                   2,289
-----------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                                                 106

Increase in property and equipment                          128                     751                  879
Depreciation                                                498                   1,191                1,689
Capitalized software development costs                    4,644                     739                5,383
Amortization of software development costs                2,678                     912                3,590
Identifiable assets at December 31, 1997                 28,358                  24,248               52,606
=================================================================================================================

NOTE J - OPERATIONS BY GEOGRAPHIC AREA AND INDUSTRY SEGMENT - CON'T

                    DECEMBER 31, 1996 AND THE YEAR THEN ENDED

                                                    VISION-BASED         RESISTANCE
                                                INSPECTION SYSTEMS    WELDING CONTROLS      CONSOLIDATED
          ------------------------------------------------------------------------------------------------------------

Net revenues                                     $        13,618     $        27,853        $    41,471
Engineering and development                                2,138               1,414              3,552
Loss from operations                                     (5,703)               5,121              (582)
Net interest expense                                                                              1,473
------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                                          2,055

Increase in property and equipment                         2,065                 218              2,283
Depreciation                                               1,558                 449              2,007
Capitalized software development costs                     3,826                 843              4,669
Amortization of software development costs                 1,608                 914              2,522
Identifiable assets at December 31, 1996                  22,423              27,370             49,793
============================================================================================================


         Interest expense and income taxes have been excluded from the calculation of earnings (loss) from operations.

         Identifiable assets allocated to each industry are those assets that are used in the Company's operations in each industry.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                          MEDAR, INC. AND SUBSIDIARIES

                                 (in thousands)


-----------------------------------------------------------------------------------------------------------------------
              COLUMN A                  COLUMN B               COLUMN C                  COLUMN D          COLUMN E
-----------------------------------------------------------------------------------------------------------------------
                                                               ADDITIONS
-----------------------------------------------------------------------------------------------------------------------
                                       BALANCE AT     CHARGED TO     CHARGED TO         DEDUCTIONS
            DESCRIPTION               BEGINNING OF       COSTS          OTHER            DESCRIBE       BALANCE AT END
                                         PERIOD      AND EXPENSES  ACCOUNTS-DESCRIBE                      OF PERIOD
=======================================================================================================================
Year ended December 31, 1998:
  Accounts receivable allowance      $       400    $      162                       $     162    (3)   $      400
  Inventory obsolescence reserve             210         1,530                           1,440    (1)          300
  Deferred tax valuation allowance         4,289         3,883                                    (2)        8,172
                                     ---------------------------------------------------------------------------------
                                     $     4,899    $    5,575                       $   1,602          $    8,872
======================================================================================================================
Year ended December 31, 1997:
  Accounts receivable allowance      $       400    $      120                       $     120    (3)   $      400
  Inventory obsolescence reserve             156           622                             568    (1)          210
  Deferred tax valuation allowance         4,344                                            55    (2)        4,289
                                     ---------------------------------------------------------------------------------
                                     $     4,900    $      742                       $     743          $    4,899
======================================================================================================================
Year ended December 31, 1996:
  Accounts receivable allowance      $       355           120                              75    (3)   $      400
  Inventory obsolescence reserve             154           458                             456    (1)          156
  Deferred tax valuation allowance         3,896           448                                               4,344
                                     ---------------------------------------------------------------------------------
                                     $     4,405    $    1,026                       $     531          $    4,900
======================================================================================================================

         1) Write-off obsolete inventory
         2) Net change in deferred tax valuation allowance
         3) Net accounts receivable write-offs